Exhibit 10.2

NOTE: CERTAIN CONFIDENTIAL INFORMATION HAS BEEN OMITTED FROM THIS DOCUMENT AND REPLACED BY “[*]”. A COMPLETE COPY OF THIS DOCUMENT INCLUDING THE CONFIDENTIAL INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

AGREEMENT FOR SALE AND ASSIGNMENT OF RIGHTS

NPS PHARMACEUTICALS, INC.,

NPS ALLELIX CORP.

- and -

DRUG ROYALTY L.P. 3

Dated as of July 16, 2007

TABLE OF CONTENTS

ARTICLE 1
INTERPRETATION

1.1	Definitions	2
1.2	Interpretation	7
1.3	Currency	7
1.4	Distribution and License Agreement	7

ARTICLE 2
SALE AND ASSIGNMENT

2.1	Sale and Assignment	8
2.2	Purchase Price	8
2.3	Payment of Purchase Price	8
2.4	No Obligations Transferred	8

ARTICLE 3
THE CLOSING

3.1	Closing	9
3.2	Closing Deliveries	9
3.3	Closing Deliveries by the Purchaser	10

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE VENDOR

4.1	Organization, Standing and Power	10
4.2	Authority, Execution and Delivery; Enforceability	11
4.3	No Conflicts	11
4.4	No Consent	12
4.5	Ownership of Assigned Rights	12
4.6	License, Supply and other Agreements	12
4.7	Patents and Other Intellectual Property	13
4.8	Litigation	14
4.9	Royalties	15
4.10	Reports	15
4.11	Expenses	15
4.12	Disclosure	15
4.13	Business Activities	15

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

5.1	Organization	16
5.2	Authorization	16
5.3	No Conflicts	16
5.4	No Consent	17

- i -

5.5	Expenses	17
5.6	Litigation	17
5.7	Availability of Funds	17

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PARENT

6.1	Organization, Standing and Power	17
6.2	Authority, Execution and Delivery; Enforceability	18
6.3	No Conflicts	18
6.4	No Consent	18
6.5	Litigation	18

ARTICLE 7
COVENANTS

7.1	Remittance of Royalties	19
7.2	Maintenance of License, Supply and other Agreements	19
7.3	Reports; Other Information	20
7.4	Patent Obligations	21
7.5	Termination of License Agreement	23
7.6	Confidentiality	24
7.7	Books and Records	25
7.8	Purchaser May Perform	25
7.9	Grant of Security Interest	25
7.10	Costs and Expenses	26
7.11	No Contravention of Vendor’s Residual Rights; End of Term	26
7.12	Certain Factual Representations of the Vendor	26
7.13	Cure Period	26

ARTICLE 8
TERMINATION; SURVIVAL

8.1	Termination	26
8.2	Survival	27

ARTICLE 9
INDEMNITY

9.1	Indemnification by the Vendor and the Parent	27
9.2	Indemnification by the Purchaser	28
9.3	Procedure for Claims	28
9.4	Tax Matters	29

ARTICLE 10
GUARANTEE OF VENDOR'S OBLIGATIONS

10.1	Guarantee	29
10.2	Guarantee Binding	29

- ii -

10.3	Costs and Expenses	30
10.4	Subrogation	30
10.5	Enforcement	30

ARTICLE 11
MISCELLANEOUS

11.1	Further Assurances	30
11.2	Specific Performance	30
11.3	Notices	31
11.4	Successors and Assigns	32
11.5	No Partnership	32
11.6	Entire Agreement	33
11.7	True Sale Security Agreement	33
11.8	Amendments, Supplements, Waivers	34
11.9	Severability	34
11.10	Governing Law	34
11.11	Waiver of Jury Trial	34
11.12	Time	34
11.13	Counterparts	35

Schedule 1.4	-	Table of Concordance of License Agreement Provisions

Schedule 4.5	-	Gautvik and Asahi Agreements

Schedule 4.7	-	Patents

Schedule 4.7(a)		Opinions of Counsel

Schedule 4.8	-	Litigation

Schedule 7.6(d)	-	Form of Press Release

- iii -

THIS AGREEMENT FOR SALE AND ASSIGNMENT OF RIGHTS is made as of the 16th day of July, 2007.

BETWEEN:

NPS ALLELIX CORP.,

a corporation existing under the laws of the Province of Ontario

(collectively with its successors and permitted assigns, the “Vendor”)

- and -

NPS PHARMACEUTICALS, INC.,

a corporation existing under the laws of the State of Delaware

(collectively with its successors and permitted assigns, the “Parent”)

- and -

DRUG ROYALTY L.P. 3,

a Cayman Islands limited partnership

(collectively with its successors and permitted assigns, the “Purchaser”)

WHEREAS capitalized terms used and not otherwise defined in the following recitals have the meanings specified in Section 1.1;

AND WHEREAS pursuant to the License Agreement, the Vendor granted to Nycomed an exclusive license under the Licensed Technology, including a right of sublicense, to market, sell, offer for sale, use, import and distribute Products and Devices within the Original Territory;

AND WHEREAS the Vendor has agreed to sell, assign, transfer, convey and deliver to the Purchaser the Assigned Rights in consideration of the payment by the Purchaser to the Vendor of the Purchase Price on the terms and subject to the conditions specified herein, and the Purchaser and the Vendor wish to enter into this Agreement to effect the sale, assignment, transfer, conveyance and delivery to the Purchaser of the Assigned Rights on the terms and subject to the conditions specified herein;

NOW THEREFORE, in consideration of the recitals and mutual covenants specified herein, and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

For the purposes of this Agreement, subject to Section 1.4, the following terms shall have the respective meanings set out below, and grammatical variations of such terms shall have corresponding meanings:

“Affiliate”, in respect of any Person, means any other Person which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the subject Person, and a Person which has an entity which is an Affiliate under the foregoing shall also be deemed to be an Affiliate of such entity;

“Agreement” means this agreement of sale and assignment of rights and includes all exhibits, appendices and schedules hereto as an integral part hereof, as any of the foregoing or this Agreement are amended, modified, supplemented, restated or replaced from time to time;

“Asahi” means Asahi Kasei Pharma Corporation;

“Asahi Agreement” means the [*];

“Assigned Rights” means all of the Vendor’s right, title and interest in, to and under the following rights under the License Agreement and the Distribution Agreement:

(a)	the right to receive the Purchaser Royalty Interest;

(b)	the right to receive Reports during the Term; and

(c)	the right to inspect and audit the books and records of Nycomed under Section 7.8 of the License Agreement and under Section 15.11 of the Distribution Agreement, as applicable, in respect of Royalties received during the Term (including, for certainty, the right to select the auditor or independent certified public accountant in connection therewith) and the right to receive a copy of the auditor’s report under Section 7.8.2 of the License Agreement and under Section 15.11.2 of the Distribution Agreement, as applicable;

“Bill of Sale” means the bill of sale dated the date hereof delivered by the Vendor to the Purchaser at the Closing evidencing the sale, assignment, transfer, conveyance and delivery of the Assigned Rights to the Purchaser;

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in Toronto, Ontario or New York, New York;

“CIS” means the Commonwealth of Independent States, comprising as of the Effective Date of the License Agreement, Russia, Ukraine, Belarus, Kazakstan, Kyrgystan, Tajikistan, Turkmenistan, Uzbekistan, Armenia, Azerbaijan, Georgia and Moldovia;

“Closing” has the meaning specified in Section 3.1;

“Closing Document” means any document, instrument, undertaking or agreement required under this Agreement to be delivered by the Vendor or the Purchaser at the Closing;

“Damages” means any damage, loss, claim, cost, liability, demand or expense (including reasonable out-of-pocket expenses of investigation and reasonable legal fees and expenses in connection with any action, suit or proceeding), but excluding punitive and consequential damages;

“Device” has the meaning specified in the License Agreement;

“Distribution Agreement” means the distribution and license agreement dated April 20, 2004 between the Vendor and Nycomed, as amended on July 1, 2004 and as further amended on June 5, 2007, in the form that is attached to the License Agreement as Exhibit 20(a);

“Encumbrance” means any lien, charge, security interest, mortgage, option, privilege, pledge, trust or deemed trust (whether contractual, statutory or otherwise arising) or any other encumbrance, right or claim of any other Person of any kind whatsoever whether choate or inchoate, or any agreement (whether written or oral) to create any of the foregoing;

“EU” means the member states from time to time of the European Union;

“First Payment” has the meaning specified in Section 2.3;

“Gautvik Agreement” means [*];

“Gautvik Patents” means those patents purchased by the Vendor pursuant to the Gautvik Agreement;

“Governmental Authority” means any government, regulatory or administrative agency or commission, governmental department, ministry, bureau, commission or agency, court, tribunal, governmental arbitrator or arbitration board or other similar body, or other governmental authority or instrumentality, whether federal, provincial, state or municipal (domestic or foreign);

“Improvement” has the meaning specified in the License Agreement;

“indemnified party” has the meaning specified in Section 9.3(a);

“Infringement Payments” means all collections, recoveries, damages, awards, settlement payments or any other payments, compensation or consideration of any kind which are received by the Vendor and are intended as compensation for deemed Net Sales under Sections 9.7.2, 9.7.3 and 9.8.1 of the License Agreement and under Sections 8.6.2 and 8.6.3 of the Distribution Agreement, as applicable, in either case as a result of any litigation, arbitration or other legal proceeding to enforce the License Agreement or the Distribution Agreement, as applicable, the Licensed Technology or the NPS Trademarks to the extent such litigation, arbitration or other legal proceeding results in payments arising from infringement of any of the Licensed Technology or the NPS Trademarks;

“Infringement Sales” means the sales or deemed sales that give rise to an Infringement Payment;

“Knowledge of the Vendor” means the actual knowledge of the Vendor after due inquiry;

“License Agreement” means the license agreement dated as of July 2, 2007 between NPS Allelix Corp. and Nycomed, including all schedules and exhibits thereto;

“Licensed Technology” has the meaning specified in the License Agreement;

“Material Adverse Effect” means a material adverse effect on: (a) the ability of the Vendor to perform its obligations under this Agreement, (b) the validity or enforceability of this Agreement or the rights or remedies of the Purchaser hereunder, (c) the timing, amount or duration of the Royalties, (d) the Assigned Rights, or (e) the Products;

“Net Sales” has the meaning specified in the License Agreement and further includes Infringement Sales;

“New Arrangement” has the meaning specified in Section 7.5;

“New License Agreement” has the meaning specified in Section 7.5;

“New Royalty Interest” has the meaning specified in Section 7.5;

“NPS Know-How” has the meaning specified in the License Agreement;

“NPS Trademarks” has the meaning specified in the License Agreement;

“Nycomed” means Nycomed Danmark APS, a corporation existing under the laws of the Kingdom of Denmark and its successors or assigns;

“Nycomed Consent” means the consent to assignment agreement dated June 8, 2007 between Nycomed and the Vendor;

“Nycomed Direction” means the written direction of the Vendor to Nycomed dated as of the date hereof to pay the Purchaser Royalty Interest to the Purchaser Account and to deliver the Reports to the Purchaser;

“Original Territory” means the EU, European countries outside EU, CIS and Turkey;

“Parent” has the meaning specified on the first page of this Agreement;

“Patent 151 License” means the [*];

“Patents” means the NPS Patents (as such term is defined in the License Agreement) other than [*];

“Person” means an individual, firm, corporation, company, limited liability company or other body corporate (with or without share capital), partnership, trust, joint venture, association, executor, administrator or other legal representative, Governmental Authority or other entity or organization howsoever formed;

“PPSA” means the Personal Property Security Act (Ontario) and any successor statute, as in effect from time to time;

“Product” has the meaning specified in the License Agreement;

“Purchase Price” has the meaning specified in Section 2.2;

“Purchaser” has the meaning specified on the first page of this Agreement;

“Purchaser Account” means the following account:

[*]

“Purchaser Royalty Interest” means, in respect of any calendar year or part thereof occurring during the Term, the right to receive 100% of the Royalties on Net Sales;

“Reports” means the Royalty Reports and the reports or notices under Sections 7.6, 7.8, 9.4, 9.6.1, 9.6.2, 9.7.1, 9.7.2, 9.7.3, 9.8.1 and 9.8.3 of the License Agreement and under Sections 8.5.1, 8.6.1, 8.6.2, 8.6.3, 8.6.4, 8.7.1, 15.9.1 and 15.11 of the Distribution Agreement, as applicable;

“Royalties” means the following payments the Vendor is entitled to receive pursuant to the License Agreement and the Distribution Agreement, as applicable:

(a)	all of the royalties payable by Nycomed in respect of the Net Sales of Products sold by Nycomed, its Affiliates or Sublicensees anywhere in the Original Territory (as calculated in accordance with the License Agreement or the Distribution Agreement, as applicable) arising during the Term, including under Section 7.5 of the License Agreement and under Section 15.2 of the Distribution Agreement, as applicable;

(b)	any payments in respect of sales that, pursuant to Section 4.6 of the License Agreement, are to be included in Net Sales for purposes of Section 7.5 of the License Agreement, or that are deemed to be Net Sales pursuant to Section 7.3 of the License Agreement, and any gross profits recovered pursuant to Section 7.4 of the License Agreement;

(c)	any interest on amounts referred to in clauses (a) and (b) above payable to the Vendor pursuant to the License Agreement, including under Section 7.9 of the License Agreement and under Section 15.9.4 of the Distribution Agreement, as applicable; and

(d)	any Infringement Payments,

but does not include any payments that the Vendor is entitled to receive pursuant to Section 7.2 of the License Agreement or Section 15.1 of the Distribution Agreement, as applicable. In addition, notwithstanding any of the foregoing to the contrary, the aggregate amount of the Royalties included within the Assigned Rights (and conveyed to the Purchaser hereunder) shall not exceed the amount that is 2.5 times the amount of the Purchase Price actually paid by the Purchaser to the Vendor under Section 2.3, provided that for purposes of this calculation the First Payment shall be deemed to be $50,000,000;

“Royalty Reports” means the reports Nycomed is required to furnish to the Vendor pursuant to Section 7.6 of the License Agreement and Section 15.9.1 of the Distribution Agreement, as applicable;

“Security Agreement” means the security agreement dated as of the date hereof between the Vendor and the Purchaser;

“Sublicensee” means a sublicensee of Nycomed, including any distributor or subdistributor, as contemplated in the License Agreement;

“Supply Agreement” means the agreement dated February 24, 2005 between the Vendor and Nycomed with respect to the supply of Products and Devices by the Vendor to Nycomed, as amended on October 13, 2005;

“Term” means the period from and including April 1, 2007 up to and including the Termination Date;

“Termination Date” has the meaning specified in Section 8.1;

“Third Party Claim” has the meaning specified in Section 9.3;

“Vendor” has the meaning specified on the first page of this Agreement; and

“Vendor Account” means the following account:

[*]

1.2	Interpretation

(a) When a reference is made in this Agreement to an “Article”, “Section”, “Schedule” or “Exhibit”, such reference shall be to an Article, Section, Schedule or Exhibit to this Agreement unless otherwise indicated.

(b) The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation” and shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it.

(c) None of the parties hereto shall be or be deemed to be the drafter of this Agreement for the purposes of construing this Agreement against another party.

(d) All uses of the words “hereto”, “herein”, “hereof”, “hereby” and “hereunder” and similar expressions refer to this Agreement.

(e) Unless otherwise specified in this Agreement, words in the singular include the plural and vice versa and words importing one gender include all genders.

(f) The headings and captions in this Agreement are for convenience and reference purposes only and shall not be considered a part of, or affect the construction or interpretation of, any provision of this Agreement.

1.3	Currency

Unless specified otherwise, all references to monetary amounts in this Agreement are to references to the lawful currency of the United States of America.

1.4	Distribution and License Agreement

If the License Agreement is terminated in accordance with Section 2.11 thereof such that the Distribution Agreement is in effect, then: (a) all references in this Agreement to the License Agreement (other than the definition of License Agreement in Section 1.1) shall thereafter be deemed to be references to the Distribution Agreement, (b) the defined terms specified in Part 1 of Schedule 1.4 shall thereafter replace the corresponding terms in Section 1.1, and (c) references to specific provisions of the License Agreement in this Agreement shall be deemed to be references to the corresponding provisions in the Distribution Agreement, including as more particularly set out in Part 2 of Schedule 1.4.

ARTICLE 2

SALE AND ASSIGNMENT

2.1	Sale and Assignment

(a) On the terms and subject to the conditions of this Agreement, the Vendor hereby sells, assigns, transfers, conveys and delivers to the Purchaser, and the Purchaser hereby purchases from the Vendor, all right, title and interest of the Vendor in and to the Assigned Rights free and clear of all Encumbrances.

(b) For purposes of clarification, the Vendor is entitled to receive, and the Purchaser shall have no interest in, any accrued but unpaid Royalties based on Net Sales arising prior to April 1, 2007.

(c) Notwithstanding Section 2.1(a), the Nycomed Direction will provide that both the Purchaser and the Vendor are entitled to receive copies of all Reports.

2.2	Purchase Price

The aggregate purchase price for the Assigned Rights is up to $75,000,000 (the “Purchase Price”) and will be paid by the Purchaser to the Vendor as specified in Section 2.3.

2.3	Payment of Purchase Price

(a) The sum of $50,000,000 less the amount of all Royalties received by the Vendor relating to Net Sales from April 1, 2007 to, but not including, the date hereof (the “First Payment”) will be paid by the Purchaser to the Vendor upon Closing by delivery by or on behalf of the Purchaser of immediately available funds in the requisite amount to the Vendor Account.

(b) $25,000,000 will be paid by the Purchaser to the Vendor within 30 days of (i) the Purchaser receiving the Royalty Report for the fourth quarter of 2009 if such report confirms that annual Net Sales in the Original Territory for the calendar year 2009 are equal to or greater than €[*] (the “2009 Threshold”; or (ii) if the 2009 Threshold is not achieved, the Purchaser receiving the relevant Royalty Reports that confirm that cumulative Net Sales in the Original Territory for the calendar years 2007, 2008 and 2009 are equal to or greater than €[*].

(c) All payments will be made as and when due by delivery by or on behalf of the Purchaser of immediately available funds in the requisite amount to the Vendor Account without any deductions or set-offs (except as specifically provided for in Section 2.3(a)).

2.4	No Obligations Transferred

Notwithstanding any provision of this Agreement:

(a)	the sale, assignment, transfer, conveyance and delivery to the Purchaser of the Assigned Rights pursuant to this Agreement shall not in any way subject the Purchaser to, or transfer, affect or modify, any obligation or liability of the Vendor under the License Agreement, including the responsibility thereunder (if any) to prosecute or maintain the Patents; and

(b)	the Purchaser expressly does not assume or agree to become responsible for any obligation or liability of the Vendor of any kind whatsoever, whether presently in existence or arising or asserted hereafter, whether under the License Agreement or otherwise, except for actions taken by the Purchaser in exercising its rights under the License Agreement that are part of the Assigned Rights. All such obligations and liabilities (for certainty, including any and all existing and/or potential obligations under each of the Asahi Agreement, the Gautvik Agreement and the Patent 151 License, including royalty or milestone payments payable thereunder) are, and from and after the Closing shall be retained by and remain obligations and liabilities of, the Vendor.

ARTICLE 3

THE CLOSING

3.1	Closing

The closing of the transactions contemplated by this Agreement, including the transfer to the Purchaser of all of the Vendor’s right, title and interest in and to the Assigned Rights, shall take place on the date hereof (the “Closing”) at the offices of the Purchaser’s counsel, Davies Ward Phillips & Vineberg LLP, in Toronto, Ontario.

3.2	Closing Deliveries

The Purchaser acknowledges that, at the Closing, the Vendor has delivered or has caused to be delivered to the Purchaser:

(a)	a current Certificate of Status from the Ontario Ministry of Consumer and Business Services;

(b)	a current certificate of Good Standing for the Parent;

(c)	the Nycomed Consent, duly executed and delivered by Nycomed;

(d)	the Nycomed Direction, duly executed and delivered by the Vendor;

(e)	the Bill of Sale, duly executed and delivered by the Vendor;

(f)	the Security Agreement, duly executed and delivered by the Vendor;

(g)	the conditional assignment agreements and additional documentation relating to the registration of the conditional assignment of the Patents in each of the United Kingdom, France, Germany, Spain, Italy, The Netherlands, Austria and Greece, duly executed and delivered by the Vendor;

(h)	a certified copy of each of the Asahi Agreement, the Gautvik Agreement, the Patent 151 License and the License Agreement (including the Distribution Agreement and the Supply Agreement, which are attached as exhibits thereto);

(i)	standard corporate existence and authority opinions and enforceability opinions on this Agreement, the Bill of Sale, the Security Agreement, the conditional assignment agreements (including any related mortgages and pledges) referred to in Section 3.2(g), the Distribution Agreement and the License Agreement, a perfection and registration opinion with respect to the Security Agreement, a no conflict with laws opinion on this Agreement and the License Agreement and a true sale opinion from counsel to the Vendor; and

(j)	standard corporate existence and authority opinions and an enforceability opinion on this Agreement from counsel to the Parent;

(k)	PPSA financing statements to (x) perfect the sale of the Assigned Rights to the Purchaser, to the extent the Assigned Rights are “accounts” as defined in the PPSA, (y) to create, evidence and perfect the precautionary Encumbrance granted pursuant to the provisions of Section 7.9 and (z) to perfect the security interest granted in the Security Agreement.

3.3	Closing Deliveries by the Purchaser

The Vendor acknowledges that, at the Closing, the Purchaser has delivered or has caused to be delivered to the Vendor:

(a)	payment by a wire transfer of immediately available funds to the Vendor Account, in the amount equal to the First Payment; and

(b)	the Nycomed Direction, duly executed and delivered by the Purchaser.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE VENDOR

The Vendor hereby represents and warrants to the Purchaser as of the date hereof as follows and acknowledges that the Purchaser is relying on such representations and warranties in entering into this Agreement.

4.1	Organization, Standing and Power

(a) The Vendor is a corporation duly incorporated, validly existing and in good standing under the laws of the Province of Ontario and has full corporate power and authority and possesses all governmental franchises, licences, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted.

(b) The Vendor is not insolvent and no proceedings have been taken or authorized by the Vendor, or to the Knowledge of the Vendor been taken or threatened by any other Person,

with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of the Vendor. The Vendor will not become insolvent or be put in insolvent circumstances or become unable to meet its obligations as they become due, in each case within the meaning of applicable bankruptcy, insolvency and similar laws to which the Vendor is subject, by or as a result of entering into this Agreement or immediately after the Closing. The Vendor is not entering into this Agreement for the purpose of injuring, obstructing, impeding, defeating, hindering, delaying, defrauding or oppressing the rights and claims of creditors or others against the Vendor.

4.2	Authority, Execution and Delivery; Enforceability

The Vendor has full power and authority to execute and deliver the Closing Documents and to sell, assign, transfer, convey and deliver the Assigned Rights to the Purchaser and to perform all of the obligations to be performed by the Vendor hereunder and under the Closing Documents. The execution and delivery of this Agreement and the Closing Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action of the Vendor. This Agreement has been and each Closing Document has been or will be duly executed and delivered by the Vendor and constitute the Vendor’s legal, valid and binding obligations, enforceable against the Vendor in accordance with its respective terms, subject to creditors’ rights and general principles of equity.

4.3	No Conflicts

(a) The execution and delivery of this Agreement and the Closing Documents by the Vendor do not and will not, and the consummation of the transactions contemplated hereby and thereby and the compliance by the Vendor with the terms hereof and thereof will not:

(i)	conflict with, result in a breach or violation of, constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a benefit under, any provision of (i) any applicable statute, law, ordinance, rule or regulation of any Governmental Authority, or any judgment, order, writ, decree, permit or license of any court or any Governmental Authority to which the Vendor or its properties or assets may be subject, (ii) any agreement (whether written or oral), commitment or instrument to which the Vendor is a party or by which the Vendor or any of its assets is bound (including any agreement to which the Vendor is a party relating to the Assigned Rights, or the Licensed Technology or the Licensor Trademarks), except that the Vendor has not obtained Nycomed’s consent to the grant of a security interest in the Distribution Agreement, or (iii) the bylaws of the Vendor;

(ii)	result in the creation or imposition of any Encumbrance on the License Agreement, the Assigned Rights, the Licensed Technology or the Licensor Trademarks except as contemplated in Section 7.9 and the Security Agreement in favour of the Purchaser; or

(iii)	relieve any party (or their respective Affiliates) to the License Agreement or the Asahi Agreement of any of its obligations or enable it to terminate or suspend its obligations thereunder.

(b) The sale of the Assigned Rights by the Vendor does not constitute a “sale in bulk” by the Vendor for purposes of the Bulk Sales Act (Ontario).

4.4	No Consent

No consent (other than the Nycomed Consent), approval, license, permit, order or authorization of, or registration, declaration or filing with, any Person is required to be obtained or made by the Vendor in connection with the execution and delivery by the Vendor of this Agreement or any Closing Document, the performance by the Vendor of its obligations under this Agreement or any Closing Document or the consummation of any of the transactions contemplated hereby or thereby, including, for certainty, the consent of any Affiliate or Sublicensee, to assign the Vendor’s rights to the Assigned Rights, except that the Vendor has not obtained Nycomed’s consent to the grant of a security interest in the Distribution Agreement.

4.5	Ownership of Assigned Rights

(a) The Vendor is the sole and exclusive owner of all legal and equitable title to the Assigned Rights and has good and valid title to the Assigned Rights free and clear of (i) all Encumbrances and (ii) any right of deduction, set-off, counterclaim or offset for any reason. Upon completion of the Closing and filing of the applicable PPSA financing statements to perfect the sale, if the Assigned Rights are “accounts” as defined in the PPSA, the Purchaser will have acquired good and valid title to the Assigned Rights, free and clear of (i) any and all Encumbrances of any kind whatsoever and (ii) any right of deduction, set-off, counterclaim or offset for any reason, except for the Encumbrances in favour of the Purchaser contemplated herein. The Vendor has not assigned, and has not in any other way conveyed, transferred or granted any Encumbrance to any Person in respect of, all or any portion of its right, title and interest in or to the Assigned Rights or agreed or committed to do any of the foregoing.

(b) There are no other contracts, arrangements or understandings (whether written or oral) to which the Vendor is a party relating to the Assigned Rights, other than pursuant to the Gautvik Agreement and the Asahi Agreement as more particularly described on Schedule 4.5.

(c) Other than the Purchaser under this Agreement, no Person has any entitlement to receive, in whole or in part, any of the Royalties, other than pursuant to the Gautvik Agreement and the Asahi Agreement as more particularly described on Schedule 4.5.

4.6	License, Supply and other Agreements

(a) Each of the License Agreement, the Distribution Agreement, the Supply Agreement, the Patent 151 License and the Asahi Agreement is the legal, valid and binding obligation of the Vendor and, to the Knowledge of the Vendor, of each other party thereto, enforceable in accordance with its terms (subject to laws affecting the rights of creditors generally and principles of equity) and is in full force and effect, except that the Vendor’s and Nycomed’s performance and all obligations under the Distribution Agreement have been excused in all respects until midnight on September 1, 2007 in accordance with, and subject to, Section 2.11 of the License Agreement.

(b) There is no breach or default, or event which, either individually or in aggregate, with other events, upon notice or passage of time, or both, would reasonably be expected to give rise to any breach or default in the performance of any of the License Agreement, the Distribution Agreement, the Supply Agreement or the Asahi Agreement by the Vendor or, to the Knowledge of the Vendor, by any counterparty thereto.

(c) The Vendor has not waived any rights or defaults under the License Agreement, the Distribution Agreement, the Asahi Agreement or the Supply Agreement and has not released any counterparty thereto, in whole or in part, and has not itself been released from any of its obligations under the License Agreement, the Distribution Agreement, the Asahi Agreement or the Supply Agreement that would reasonably be expected to adversely affect the Assigned Rights.

(d) A true, correct and complete certified copy of each of the Asahi Agreement, the Gautvik Agreement, the Patent 151 License and the License Agreement (including the Supply Agreement and the Distribution Agreement, which are attached as exhibits thereto) has been delivered to the Purchaser concurrent with the delivery of this Agreement. None of the Asahi Agreement, the Supply Agreement, the Distribution Agreement, the Patent 151 License or the License Agreement has been cancelled, terminated, subordinated or rescinded, in whole or in part, except as specified in Section 2.11 of the License Agreement. The Vendor has not received, and has no reasonable belief that the Vendor may receive, any notice of a counterparty’s intention to terminate or request any amendment or consent to assignment of the License Agreement, the Distribution Agreement, the Supply Agreement or the Patent 151 License. To the Knowledge of the Vendor, no Person that is a party to such agreement has made any claim challenging the enforceability of any of the Asahi Agreement, the Distribution Agreement, the Supply Agreement, the Patent 151 License, the License Agreement (or any part thereof) or the Vendor’s rights in or to the Assigned Rights.

(e) The Vendor has the benefit of the freedom to operate provisions of the Asahi Agreement.

(f) The Vendor has not assigned any of its rights under the License Agreement, the Patent 151 License or the Asahi Agreement, and each of the License Agreement and the Asahi Agreement is free and clear of all Encumbrances.

(g) To the Knowledge of the Vendor, Nycomed has not granted a sublicense pursuant to Section 2.1 of the License Agreement.

4.7	Patents and Other Intellectual Property

(a) Schedule 4.7 sets forth a complete list, including status, of all patent applications and issued patents which comprise the Patents that are applicable in the Original Territory as of the date hereof. The Vendor is the exclusive owner of the entire right, title and interest in and to the Patents free and clear of any Encumbrances other than the encumbrances in respect of the Licensed Technology that are specifically created under or by the Asahi Agreement. The

Vendor is the owner of the entire right, title and interest in and to any patent applications which are included in the Patents, free and clear of any Encumbrances. The Vendor has not received written notice that any Person has challenged the validity or enforceability of the Patents. To the Knowledge of the Vendor, there is no infringement of the Patents by any Person. The Vendor has not received any demand or claim by any Person that such Person has any ownership interest in any of the Patents, or that any of the Patents are, or may be, invalid or unenforceable or that any Product infringes upon or may infringe upon any patent, copyright, trademark, trade secret or other intellectual property right of any third party. All appropriate patent fees required to be paid with respect to the applications listed on Schedule 4.7 have been paid. To the Knowledge of the Vendor, the sale of the existing Product in the Original Territory as currently sold by Nycomed does not infringe any issued patent of any third party or infringes any other trademarks or trade secrets of any third party. Except as set forth in Schedule 4.7(a), the Vendor has not requested any written opinions of counsel relating to any third party patent or published patent application which may be considered to relate to any Product or Device.

(b) To the Knowledge of the Vendor, no third party has a claim or has claimed any ownership rights or received any demand or claim by any Person that any of the Licensed Technology or Licensor Trademarks is infringing or may infringe upon any patent, copyright, trademark, trade secret or any other intellectual property rights of any third party.

(c) Except as set forth in Schedule 4.7(c) other than pursuant to the License Agreement, the Vendor has not entered into any contract, agreement, commitment or undertaking granting to any Person the right within the Original Territory (i) under the Patents or (ii) to use the Licensed Technology, in either case, to market or sell Products or any other product.

(d) The Vendor has not granted to any Governmental Authority a license relating to the Licensed Technology and, to the Knowledge of the Vendor, there is no reason to believe that the Vendor is or will be required to grant any such license to any Governmental Authority.

(e) The manufacture, use and sale of the existing Product as currently being manufactured, used or sold by Nycomed does not fall within the claims of the Gautvik Patents within the Original Territory.

(f) The Vendor does not have any actual knowledge that the Product currently sold by Nycomed in the Original Territory at the time of manufacturing does not fall within the scope of [*].

4.8	Litigation

Except as set out on Schedule 4.8, there is no: (a) action, suit, claim or proceeding pending or, to the Knowledge of the Vendor, threatened against the Vendor, at law or in equity, (b) arbitration proceeding to which the Vendor is a party, or (c) any inquiry by any Governmental Authority pending or, to the Knowledge of the Vendor, threatened against the Vendor, which, if adversely determined, would question the validity or enforceability of the Licensed Technology, the Licensor Trademarks, the License Agreement or the Assigned Rights, or prevent the consummation of the transactions contemplated by this Agreement or otherwise adversely affect the Assigned Rights or the rights granted or licensed by the Vendor to Nycomed under the License Agreement. There is no action or suit by the Vendor pending or threatened in writing against others relating to the Licensed Technology, the Licensor Trademarks, the License Agreement, the Assigned Rights or the Products or Devices. None of the Patents is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the use or licensing thereof by the Vendor or, to the Knowledge of the Vendor, Nycomed. Schedule 4.7 sets forth a list of all patent office proceedings, including oppositions, interferences or re-examinations, relating to the Patents.

4.9	Royalties

All Royalties required to be paid by Nycomed pursuant to the License Agreement for any period ending on or prior to April 1, 2007 have been paid in full as and when due. No Royalties have been received by the Vendor from Nycomed for the period from April 1, 2007 to the date hereof.

4.10	Reports

The Vendor has provided to the Purchaser true, correct and complete copies of all Royalty Reports received by the Vendor from Nycomed as of the date hereof.

4.11	Expenses

The Purchaser will not be liable for any brokerage commission, finder’s fee or other like payment in connection with the transactions contemplated by this Agreement because of any action taken by, or agreement or understanding reached by, the Vendor.

4.12	Disclosure

No representation or warranty made by the Vendor in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make any such representation or warranty not misleading to a prospective buyer of the Assigned Rights.

4.13	Business Activities

(a) Neither the Vendor nor, to the Knowledge of the Vendor, Nycomed participates (directly or through an agent) within the United States in soliciting the order, negotiating the contract of sale, or performing any other services necessary for the consummation of sales of Products or Devices (both as defined in the License Agreement) by Nycomed, its affiliates, distributors, subdistributors or sublicensees.

(b) Neither the Vendor nor, to the Knowledge of the Vendor, Nycomed participates (directly or through an agent) from the United States in soliciting, negotiating, or performing any other activities or services required to arrange or incident to the sublicense, subdistribution, or any subsequent sale or exchange of intellectual property underlying the License Agreement. This representation shall not apply to any activities associated with the execution of the License Agreement (including any solicitation, negotiation or other activities related to the entering into of the License Agreement).

(c) Neither the Vendor nor, to the Knowledge of the Vendor, Nycomed holds out any person or place within the United States as a point to which sales orders of Products or Devices should be sent.

(d) Any Product or Device sold in the Original Territory that gives rise to payments under the License Agreement is not manufactured, held in, or physically distributed from any location within the United States.

(e) No marketing activity with respect to the Products or Devices, including the display, promotion, or sale of samples, is carried out (directly or through an agent) from within the United States by the Vendor or, to the Knowledge of the Vendor, Nycomed.

(f) The Vendor reasonably believes that Products and Devices sold outside the United States are for use, consumption, or disposition outside the United States.

(g) All sales of Products or Devices which generate royalties under the License Agreement or the Distribution Agreement are made to Persons that are not Affiliates of either Nycomed or the Vendor.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Vendor as of the date hereof as follows and acknowledges that the Vendor is relying on such representations in entering into this Agreement:

5.1	Organization

The Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the Cayman Islands and has full organizational power and authority and possesses all governmental franchises, licences, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted.

5.2	Authorization

The Purchaser has full power and authority to execute and deliver this Agreement and to perform all of the obligations to be performed by the Purchaser hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary partnership action of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and constitutes the Purchaser’s legal, valid and binding obligation, enforceable against the Purchaser in accordance with its terms.

5.3	No Conflicts

The execution and delivery of this Agreement by the Purchaser do not, and the consummation of the transactions contemplated hereby and the compliance by the Purchaser with the terms hereof will not conflict with, result in a breach or violation of, constitute a default

(with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, any provision of: (a) any applicable statute, law, ordinance, rule or regulation of any Governmental Authority, or any judgment, order, writ, decree, permit or license of any court or any Governmental Authority to which the Purchaser or its properties or assets may be subject, (b) any material contract, commitment or instrument to which the Purchaser is a party or by which the Purchaser or any of its assets is bound, or (c) the governing documents of the Purchaser.

5.4	No Consent

No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Person is required to be obtained or made by the Purchaser in connection with the execution and delivery by the Purchaser of this Agreement, the performance by the Purchaser of its obligations under this Agreement or the consummation of any of the transactions contemplated hereby.

5.5	Expenses

The Vendor will not be liable for any brokerage commission, finder’s fee or other like payment in connection with the transactions contemplated by this Agreement because of any action taken by, or agreement or understanding reached by, the Purchaser.

5.6	Litigation

There is no: (a) action, suit, claim or proceeding pending or, to the knowledge of the Purchaser, threatened against the Purchaser, at law or in equity, (b) arbitration proceeding to which the Purchaser is a party, or (c) any inquiry by any Governmental Authority pending or, to the knowledge of the Purchaser, threatened against the Purchaser, which, if adversely determined, would prevent the consummation of the transactions contemplated by this Agreement.

5.7	Availability of Funds

The Purchaser has or has access to sufficient funds to enable the Purchaser to consummate the transactions contemplated in this Agreement.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PARENT

The Parent hereby represents and warrants to the Purchaser as of the date hereof as follows and acknowledges that the Purchaser is relying on such representations and warranties in entering into this Agreement.

6.1	Organization, Standing and Power

(a) The Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority and possesses all governmental franchises, licences, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted.

(b) The Parent is not insolvent and no proceedings have been taken or authorized by the Parent, or to the Knowledge of the Parent been taken or threatened by any other Person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of the Parent. The Parent will not become insolvent or be put in insolvent circumstances or become unable to meet its obligations as they become due, in each case within the meaning of applicable bankruptcy, insolvency and similar laws to which the Parent is subject, by or as a result of entering into this Agreement or immediately after the Closing.

6.2	Authority, Execution and Delivery; Enforceability

The Parent has full power and authority to execute and deliver this Agreement and to perform all of the obligations to be performed by the Parent hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of the Parent. This Agreement has been duly executed and delivered by the Parent and constitutes the Parent’s legal, valid and binding obligation, enforceable against the Parent in accordance with its terms, subject to creditors’ rights and general principles of equity.

6.3	No Conflicts

The execution and delivery of this Agreement by the Parent do not and will not, and the consummation of the transactions contemplated hereby and the compliance by the Parent with the terms hereof will not, conflict with, result in a breach or violation of, constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a benefit under, any provision of (i) any applicable statute, law, ordinance, rule or regulation of any Governmental Authority, or any judgment, order, writ, decree, permit or license of any court or any Governmental Authority to which the Parent or its properties or assets may be subject, (ii) any agreement (whether written or oral), commitment or instrument to which the Parent is a party or by which the Parent or any of its assets is bound, or (iii) the bylaws of the Parent.

6.4	No Consent

No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Person is required to be obtained or made by the Parent in connection with the execution and delivery by the Parent of this Agreement, the performance by the Parent of its obligations under this Agreement or the consummation of any of the transactions contemplated hereby.

6.5	Litigation

Except as set out on Schedule 4.8, there is no: (a) action, suit, claim or proceeding pending or, to the knowledge of the Parent, threatened against the Parent, at law or in equity, (b) arbitration proceeding to which the Parent is a party, or (c) any inquiry by any Governmental Authority pending or, to the knowledge of the Parent, threatened against the Parent, which, if adversely determined, would prevent the consummation of the transactions contemplated by this Agreement.

ARTICLE 7

COVENANTS

7.1	Remittance of Royalties

(a) The Vendor shall direct Nycomed pursuant to the Nycomed Direction to, during the Term, make payments of the Royalties directly to the Purchaser Account, but otherwise in the manner provided in the License Agreement.

(b) If, notwithstanding the terms of the Nycomed Direction, Nycomed or any Sublicensee, Affiliate of Nycomed or any other Person makes any payment on account of the Purchaser Royalty Interest to the Vendor, then the Vendor shall be deemed to be holding such funds in trust for the Purchaser and shall promptly, and in any event no later than three Business Days following the receipt by the Vendor of such payment, remit the entire amount of such payment to the Purchaser without deduction, set-off, claim, counterclaim or offset (except to the extent of Royalties received by the Vendor and deducted by the Purchaser from the First Payment); provided, however, that if the Purchaser notifies the Vendor in writing that any amount required to be remitted to the Purchaser by Nycomed or any Sublicensee or Affiliate was not remitted to the Purchaser, and the Purchaser has confirmed with Nycomed or such Sublicense or Affiliate that such amount was instead remitted to the Vendor, then the Vendor shall promptly remit such amounts to the Purchaser and, in any event, within one Business Day of receipt of such notice from the Purchaser.

(c) All payments referred to in Section 7.1(a) and (b) shall be made, unless otherwise agreed in writing by the parties, by wire transfer of immediately available funds to the Purchaser Account.

(d) If at any time the Purchaser receives or has received any payment or other money relating to the Licensed Technology that is not in respect of the Assigned Rights or that the Purchaser is not otherwise entitled to under this Agreement or a Closing Document, the Purchaser shall be deemed to be holding such funds in trust for the Vendor and shall forthwith upon receipt of such funds and, in any event, within five Business Days thereof, deliver the same to the Vendor Account without deduction, set-off, claim, counter-claim or offset.

7.2	Maintenance of License, Supply and other Agreements

(a) Subject to Section 7.4(b)(ii), at all times and from time to time during the Term, the Vendor shall (i) comply fully with all of its obligations under the License Agreement, the Distribution Agreement, the Supply Agreement, the Patent 151 License and the Asahi Agreement, and (ii) immediately notify the Purchaser in writing in the event the Vendor receives notice from or on behalf of a counterparty to any of the License Agreement, the Distribution Agreement, the Supply Agreement, the Patent 151 License or the Asahi Agreement that the Vendor is in default thereunder or that a party thereto has terminated or intends to terminate the License Agreement, the Distribution Agreement, the Supply Agreement, the Patent 151 License or the Asahi Agreement.

(b) During the Term, the Vendor shall not, without prior written consent of the Purchaser: (i) sell, assign, transfer, convey, deliver, create any Encumbrance on or otherwise dispose of any right, interest or obligation in, to or under the License Agreement, the Distribution Agreement or the Patent 151 License; (ii) forgive, release or compromise any Royalties owed by or to become owing to the Vendor pursuant to the License Agreement or the Distribution Agreement; (iii) amend, modify, supplement, restate or otherwise alter any of the License Agreement, the Distribution Agreement or the Asahi Agreement in a manner which, either individually or in the aggregate, could reasonably be expected to adversely affect the Assigned Rights; (iv) terminate the Asahi Agreement, the License Agreement or the Distribution Agreement; (v) amend or modify the Supply Agreement in a manner which, either individually or in the aggregate, could reasonably be expected to adversely affect the Assigned Rights, (vi) terminate the Supply Agreement, except pursuant to a written agreement pursuant to which Nycomed or any of its successors or assigns agrees to manufacture, or have a third party manufacture, the Product, or (vii) consent to any of the foregoing. Notwithstanding the foregoing, the Vendor shall be permitted to assign the License Agreement, the Distribution Agreement and the Supply Agreement to an Affiliate to which the Patents, the Patent 151 License and this Agreement are also assigned in accordance with Sections 7.4(e) and 11.4, respectively, without the Purchaser’s consent; provided, however, that prior to such assignment of the License Agreement and the Distribution Agreement, such assignee shall grant to the Purchaser a valid perfected first priority security interest therein on the same terms as the security interest granted to the Purchaser under the Security Agreement. The Purchaser acknowledges that, pursuant to Section 2.11 of the License Agreement: (i) upon the delivery of the Release Certificate (as defined in the License Agreement) by Nycomed to the Vendor as set forth in Section 6.8 of the License Agreement, the Distribution Agreement shall be immediately terminated and deemed null and void in all respects upon the date of such delivery; and (ii) in the event that the Release Certificate is not delivered as set forth in Section 6.8 of the License Agreement, subject to Section 16.8 of the License Agreement, the License Agreement shall be immediately terminated and deemed null and void in all respects.

7.3	Reports; Other Information

(a) If, notwithstanding the terms of the Nycomed Direction, any Report required by this Agreement to be delivered to the Purchaser is delivered to, or otherwise received by or on behalf of the Vendor, the Vendor shall promptly, and in any event no later than three Business Days following the receipt thereof by or on behalf of the Vendor, deliver such Report to the Purchaser in accordance with Section 11.3 (without the necessity of delivering a copy to the Purchaser’s counsel) by overnight courier service.

(b) The Vendor shall provide to the Purchaser, as promptly as practicable, but in any event within five Business Days of receipt by the Vendor: (i) copies of any notice, report or other written communication with, from or on behalf of Nycomed or any other Person directly relating to the License Agreement, the Asahi Agreement, the Nycomed Direction or the Assigned Rights, in each case to the extent the foregoing could, individually or in the aggregate, reasonably be expected to result in an adverse effect to the Assigned Rights, (ii) copies of any notice, report or other written communication with, from or on behalf of Nycomed or any other Person relating to any of, the Asahi Agreement, the Gautvik Agreement, the Licensed Technology, any sublicense agreement with any Sublicensee or Affiliate, any Product, the total amounts invoiced in respect of the Net Sales of Products sold by Nycomed, its Affiliates or Sublicensees, the Royalties or any other matters reasonably related thereto, in each case, to the extent the foregoing relates to any Assigned Rights or would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, (iii) notice (in writing in reasonable detail) of any oral communication with, from or on behalf of Nycomed which would reasonably be understood to be a material development with respect to any of the Asahi Agreement, the Gautvik Agreement, the Assigned Rights or Products, (iv) notice of any actions, suits, claims, investigations or proceedings commenced or threatened in writing against, relating to or involving or otherwise affecting the Asahi Agreement, the Gautvik Agreement Licensed Technology, the License Agreement, any sublicense agreement with any Sublicensee or Affiliate, any Product, the total amounts invoiced in respect of the Net Sales of Products sold by Nycomed, its Affiliates or Sublicensees, the Royalties or any other matters reasonably related thereto to the extent the foregoing relates to any Assigned Right or would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, and (v) a copy of each report, notice or other written communication referred to in Sections 6.8, 9.7.4, 9.7.5, 16 and 17 of the License Agreement and Sections 19 and 20 of the Distribution Agreement, as applicable.

7.4	Patent Obligations

(a) For so long as the License Agreement remains in effect:

(i)	the Vendor shall provide or cause to be provided to the Purchaser copies of all correspondence received from Nycomed pursuant to Section 9.4 of the License Agreement;

(ii)	subject to the terms of the License Agreement, the Vendor shall procure that Nycomed shall prosecute and maintain the Patents in the Original Territory that could be necessary or advantageous for the Vendor to fulfill its obligations under the License Agreement; and

(iii)	subject to the terms of the License Agreement, in the event Nycomed intends to allow any Patent in the Original Territory to lapse or become abandoned, the Vendor shall consult with the Purchaser to determine whether such Patent is necessary for or advantageous to the Vendor’s fulfillment of its obligations under the License Agreement, and the Vendor shall have the right (but not the obligation) to assume further responsibility for the prosecution, maintenance and defence of such Patent at the Vendor’s expense. If the Vendor intends to allow any such Patent to lapse or become abandoned, the Purchaser shall have the right (but not the obligation) to assume further responsibility for the prosecution, maintenance and defence of such Patent at the Purchaser’s expense.

(b) At any time that the Distribution Agreement is in effect:

(i)	the Vendor shall, subject to the rights of Nycomed under the Distribution Agreement: (A) to the full extent allowed by law, prosecute and maintain in full force and effect each pending patent application included in the Patents in the Original Territory, and (B) maintain and keep in full force and effect any issued Patents in the Original Territory. The Vendor shall provide or cause to be provided to the Purchaser copies of all correspondence with any patent office or counsel’s analysis in writing, including drafts of responses with sufficient time to provide the Purchaser time to review and comment on such response; and

(ii)	subject to the terms of the Distribution Agreement, the Vendor shall pursue and prosecute any claim under any Patent applicable within the Original Territory that could reasonably be necessary or advantageous for the Vendor to fulfill its obligations under the License Agreement and in respect of which the Vendor is advised by Purchaser’s patent counsel has a reasonable legal basis for allowance. The Vendor will not abandon prosecution of any pending claim under a Patent without the prior written consent of the Purchaser acting reasonably. In addition, prior to issuance of a patent from a pending patent application included in Patents or abandonment of a patent application included in Patents, the Vendor shall file, or if Nycomed is primarily responsible for the prosecution and maintenance of the Patents, shall procure that Nycomed shall file, to the extent permitted by law, a continuation or divisional application of the patent application unless: (A) the Vendor has prior written consent from the Purchaser not to file such a continuation or divisional application, or (B) as of the date of such issuance or abandonment, the term of all Patents has expired.

(c) If the Vendor or Nycomed proposes not to pay or to continue to pay all required maintenance or other government fees as are necessary or desirable to diligently maintain any issued patent included in the Patents within the Original Territory, the Vendor shall promptly notify the Purchaser of such proposal prior to making any decision in respect thereof. The Purchaser shall have the right (but not the obligation) to assume responsibility for maintenance of such Patent in such countries at the Purchaser’s expense, provided that, if the Purchaser chooses to exercise such right, the Purchaser shall notify the Vendor thereof in writing within a reasonable period of time.

(d) If the Vendor shall have received written notice of infringement of any Patent and none of the Vendor, Nycomed or any other Person has initiated legal proceedings against such infringer as permitted pursuant to the License Agreement, then, subject to the terms of the License Agreement, if requested by the Purchaser, the Vendor shall initiate legal proceedings against such infringer with counsel selected by the Purchaser and at the Purchaser’s expense, and the Purchaser will have the right to control such legal action. The Vendor will cooperate fully with the Purchaser in any such legal action.

(e) The Vendor may not sell or otherwise transfer (save in respect of the License Agreement and the Distribution Agreement) any Patent to any Person without the prior written consent of the Purchaser, such consent to be at the Purchaser’s sole discretion. Notwithstanding the foregoing, the Vendor may transfer the Patents to an Affiliate to which the License Agreement, the Distribution Agreement, the Patent 151 License and this Agreement are also assigned in accordance with Sections 7.2(b) and 11.4, respectively, without the Purchaser’s prior written consent; provided, however, that prior to such transfer, such assignee shall grant to the Purchaser a valid perfected first priority security interest in such transferred Patents on the same terms as the security interest granted to the Purchaser under the Security Agreement and the documentation referred to in Section 3.2(g).

7.5	Termination of License Agreement

(a) If the License Agreement is terminated by Nycomed or, subject to Section 7.2, by the Vendor, and at such time the Licensed Technology remains economically valuable (as determined by the Purchaser in its sole discretion acting reasonably), then the Vendor shall thereafter use commercially reasonable efforts to enforce its rights under Sections 16.5 and 16.6 of the License Agreement and for a period of 12 months following the effective date of any such termination use its commercially reasonable efforts: (a) to negotiate, execute and deliver (i) a new license agreement (the “New License Agreement”) for the license of the Licensed Technology, on terms that are substantially similar (when taken as a whole) as those contained in the License Agreement and that do not adversely affect the Assigned Rights, or (ii) any other arrangement for the exploitation of the Licensed Technology, in each case providing for the payment of royalties or other consideration to the same extent and for the same period of time that Royalties are currently payable to the Vendor pursuant to the License Agreement or the economic equivalent thereof on terms that are reasonably satisfactory to the Purchaser and the Vendor (collectively, the “New Arrangement”); and (b) to obtain all approvals and consents which are necessary in connection therewith.

(b) The Vendor shall obtain the Purchaser’s written consent in accordance with Section 7.2 prior to entering into any New Arrangement and shall keep the Purchaser reasonably informed as to the status of negotiations with respect to and completion of the New Arrangement. Promptly upon the Vendor entering into the New Arrangement, the Vendor shall provide the Purchaser with a certified true, correct and complete copy of the agreement or contract relating to the New Arrangement and the Purchaser shall be entitled to all Royalties under such New Arrangement to the same extent and under the same terms as set forth in the definition of the Purchaser Royalty Interest herein (the “New Royalty Interest”).

(c) If the Vendor does not complete such negotiation, execution and delivery and obtain such approvals and consents within 12 months of its commencing the process of obtaining a New License Agreement, then the Vendor shall provide reasonable assistance to and cooperate with the Purchaser, at the Purchaser’s cost and expense, and the Purchaser shall be authorized in the name of the Vendor for the benefit of the Purchaser, at the Purchaser’s sole discretion, cost and expense (including the Purchaser’s payment of the Vendor’s reasonable attorney fees in connection therewith, if any), to negotiate, execute and deliver a New License Agreement for the license of the Licensed Technology on terms that are no more extensive (when taken as a whole), without the Vendor’s permission, than the terms contained in the License Agreement, but in any event, with respect to the following matters, the New License Agreement shall include provisions at least as favourable to the Vendor as those contained in the License Agreement: disclaimers of the Vendor’s liability, intellectual property ownership and control, commercialization diligence and indemnification of the Vendor. In the event the Vendor enters into a New Arrangement, the Vendor agrees to comply with the provisions of this Agreement in connection with the New License Agreement and references herein to the Purchaser Royalty Interest, the License Agreement and the Assigned Rights shall be deemed to be references to the New Purchaser Royalty Interest, the New License Agreement, and all of the right, title and interest (but none of the obligations) of the Vendor in and to the New License Agreement, respectively, and references to Nycomed shall be deemed to be references to the other party to the New License Agreement and that other party’s Affiliates.

7.6	Confidentiality

(a) All information furnished by the Purchaser to the Vendor or by the Vendor to the Purchaser in connection with this Agreement and the transactions contemplated hereby, as well as the terms, conditions and provisions of this Agreement and any other agreement delivered pursuant hereto, shall be kept confidential by the Vendor, the Purchaser and the Parent and shall be used by the Vendor, the Purchaser and the Parent only in connection with this Agreement and the transactions contemplated hereby, except in connection with the enforcement of rights under this Agreement and except to the extent that such information: (i) is already known by the party to whom the information is disclosed or in the public domain at the time the information is disclosed, (ii) thereafter becomes lawfully obtainable from other sources other than as a result of a breach of an obligation of confidentiality, (iii) is required to be disclosed in any document to be filed with any Governmental Authority, or (iv) is required to be disclosed under securities laws or regulations applicable to the Vendor, the Purchaser or their respective Affiliates, or by court or administrative order. Notwithstanding the foregoing, the Purchaser may disclose such information to its manager and partners and each of its and their respective Affiliates, directors, officers, investors, bankers, financing sources, ratings agencies, advisors, trustees and representatives and the Vendor and the Parent may disclose such information to its Affiliates, directors, officers, bankers, advisors, investors, financing sources, strategic partners and representatives, provided that such Persons shall be informed of the confidential nature of such information and shall be obligated to keep such information confidential pursuant to the terms of this Section 7.6.

(b) The parties shall use reasonable efforts, acting in good faith, to cooperate with each other with respect to the scope and substance of all disclosures regarding this Agreement to or as required by any Governmental Authority, including the United States Securities and Exchange Commission. In addition, the parties will coordinate in advance with each other in connection with the redaction of certain provisions of this Agreement with respect to any SEC filings of this Agreement, and each party shall use reasonable efforts to seek confidential treatment for such terms if so requested by the other party. Notwithstanding the foregoing, each party shall ultimately retain control over the scope of information to be disclosed to any Governmental Authority for purposes of complying with any applicable law.

(c) The parties shall be free to publicly disclose information contained in any materials that have previously been approved for public disclosure by the other party, without further approvals from the other party hereunder, to the extent there have been no material additions or changes thereto.

(d) The Vendor and the Parent acknowledge that each party will, after Closing, make a public announcement of the transactions contemplated by this Agreement in the form of the press release set out in Schedule 7.6(d). Except as set forth in this Section 7.6, no announcement or other disclosure, public or otherwise, concerning the financial or other terms of this Agreement shall be made, either directly or indirectly, by any party hereto without first obtaining the written approval of the other party and agreement upon the nature and text of such announcement or disclosure, such approval and agreement not to be unreasonably withheld or delayed.

7.7	Books and Records

Each of the parties will treat the sale and assignment to the Purchaser of the Assigned Rights pursuant to Section 2.1 as a sale and assignment on its books and records.

7.8	Purchaser May Perform

If the Vendor fails to observe or perform any covenant, condition or agreement contained in this Agreement, and such failure shall continue unremedied for a period of 30 days after notice thereof from the Purchaser to the Vendor, the Purchaser may (but shall not be obliged to) perform, or cause performance of, such covenant, condition or agreement, provided that the Purchaser shall in any event first have given the Vendor written notice of its intent to do the same.

7.9	Grant of Security Interest

(a) The Vendor shall enter into and perform its obligations under the Security Agreement, including, as general and continuing security for the due payment and performance of all of the Vendor’s obligations under this Agreement, the grant to the Purchaser of a legal, valid and enforceable first priority security interest in and to the Licensed Technology, the License Agreement and the Distribution Agreement, on the terms of and subject to the conditions contained in the Security Agreement.

(b) After the Closing, from time to time, as and when requested by the Purchaser, the Vendor shall use its commercially reasonable efforts to procure the cooperation of Asahi as reasonably deemed necessary by the Purchaser in connection with the registration of the Asahi Agreement with the relevant Government Authorities in the Original Territory by the Purchaser or its designee.

(c) As soon as possible following the Closing and, in any case, within 60 days from the date hereof, the Vendor shall take such actions as are required to perfect the registers (for certainty, including, as required, ensuring that the Vendor’s name and address are correctly referenced therein) in the patent offices in which the Patents are registered in each of the jurisdictions listed in Section 3.2(g) in order to, or in order to enable the Purchaser to, within such 60-day period, record on such patent registers each of the documents referred to in Section 3.2(g).

(d) As soon as possible following the Closing and, in any case, within 15 days from the date hereof, the Vendor shall obtain the written consent of Nycomed to the grant of a security interest in the Distribution Agreement by the Vendor as contemplated in the Security Agreement.

7.10	Costs and Expenses

Subject to the provisions of the next paragraph, each party shall be responsible for and bear all of its own costs and expenses (including attorney fees and any brokers, finders or investment banking fees or prior commitment in respect thereof) incurred in connection with this Agreement and the Closing.

7.11	No Contravention of Vendor’s Residual Rights; End of Term

(a) The Purchaser shall not take any action or omit to take any action that would materially impair the Vendor’s: (i) residual rights in, to or under the License Agreement; or (ii) rights to payments under Section 2.3(b).

(b) At the end of the Term, the Purchaser shall take such actions, and execute such documents, certificates and instruments, as reasonably requested by the Vendor or the Parent to terminate the security interests granted by the Vendor and the Parent hereunder and pursuant to the Security Agreement and to direct Nycomed to thereafter pay the royalties under the License Agreement and the Distribution Agreement and deliver the Reports to the Vendor or to such other Person as the Vendor may determine in its sole discretion.

7.12	Certain Factual Representations of the Vendor

The Vendor shall use reasonable efforts to ensure that each of the factual representations and warranties set out in Section 4.13 relating solely to any activities of the Vendor or its Affiliates which activities are directly or indirectly in its control shall remain true and accurate at all times during the Term. During the Term, the Vendor shall notify the Purchaser as soon as practical in the event that the Vendor becomes aware that any aspect of such representations and warranties becomes wholly or partially inaccurate.

7.13	Cure Period

The Vendor or the Purchaser, as applicable, shall have 60 days after receiving notice from the other party to cure the breach of any covenant contained in this Agreement or in any Closing Document.

ARTICLE 8

TERMINATION; SURVIVAL

8.1	Termination

This Agreement shall terminate on the earlier of: (i) the date (the “Termination Date”) that the aggregate amount of the payments received by the Purchaser in respect of the Purchaser Royalty Interest is equal to the amount that is 2.5 times the amount of the Purchase Price actually paid by the Purchaser to the Vendor under Section 2.3, provided that for purposes of this calculation the First Payment shall be deemed to be $50,000,000; (ii) the expiration or termination of the License Agreement pursuant to Section 16.1 or 16.2 thereof; or (iii) the termination of the License Agreement by Nycomed and the failure by the Vendor or the Purchaser to enter into a New License Agreement within 12 months after such termination in accordance with Section 7.5.

8.2	Survival

(a) The representations and warranties in Sections 4.1, 4.2, 4.5, 4.6(a), 4.6(d), 4.6(e), 4.6(f), 4.7(a), 4.7(b), 4.7(d), 5.1, 5.2, 6.1 and 6.2 shall survive the Closing until the Termination Date. The other representations and warranties in Article 4, Article 5 and Article 6 shall survive the Closing until the second anniversary of the date hereof. No claim for any breach of a representation or warranty or any claim for indemnification based on a breach of representation or warranty shall be made following the date when the applicable representation or warranty expires.

(b) To the extent not performed, covenants shall survive the Closing until the Termination Date.

ARTICLE 9

INDEMNITY

9.1	Indemnification by the Vendor and the Parent

The Vendor and the Parent shall jointly and severally indemnify the Purchaser, and its officers, directors, managers, partners, trust beneficiaries, agents and representatives against, and hold each of them harmless from, any Damages suffered or incurred by any such Person arising from, relating to or otherwise in respect of:

(a)	any breach of any representation or warranty of the Vendor or the Parent contained in this Agreement or any Closing Document;

(b)	any breach of any covenant of the Vendor or the Parent contained in this Agreement or any Closing Document;

(c)	any liability or obligation of the Vendor arising under the Asahi Agreement or the Gautvik Agreement;

(d)	any deduction, set-off, claim, counterclaim or offset made by Nycomed, any Sublicensee or Affiliate on account of any payment the Purchaser is entitled to receive pursuant to this Agreement in respect of the Assigned Rights if such deduction, set-off, claim, counterclaim or offset is made to satisfy any obligation or amount owing or alleged to be owing for any withholding taxes on payments from Nycomed to the Vendor under the License Agreement for any period prior to the commencement of the Term, as contemplated in Section 7.7 of the License Agreement; and

(e)	any liability suffered or incurred by the Purchaser as a result of or arising from the failure of the Vendor to comply with the requirements of any applicable bulk sales legislation in respect of the purchase and sale of the Assigned Rights under this Agreement.

9.2	Indemnification by the Purchaser

The Purchaser shall indemnify the Vendor, its directors, officers, shareholders and representatives against, and hold them harmless from, any Damages suffered or incurred by any such Person arising from, relating to or otherwise in respect of:

(a)	any breach of any representation or warranty of the Purchaser contained in this Agreement; and

(b)	any breach of any covenant of the Purchaser contained in this Agreement.

9.3	Procedure for Claims

(a) Third Party Claims. In order for a person (the “indemnified party”) to be entitled to any indemnification provided for under Section 9.1 or 9.2 in respect of, arising out of or involving a claim made by any Person against the indemnified party (a “Third Party Claim”), such indemnified party must notify the indemnifying party in writing (and in reasonable detail) of the Third Party Claim within ten Business Days after receipt by such indemnified party of notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually and materially prejudiced as a result of such failure. Thereafter, the indemnified party shall deliver to the indemnifying party, within five Business Days after the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

(b) Assumption. If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defence thereof and, if it so chooses, to assume the defence thereof with counsel selected by the indemnifying party; provided, however, that such counsel is not reasonably objected to by the indemnified party. Should the indemnifying party so elect to assume the defence of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defence thereof. If the indemnifying party assumes such defence, the indemnified party shall have the right to participate in the defence thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defence. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defence thereof. If the indemnifying party chooses to defend or prosecute a Third Party Claim, all the indemnified parties shall cooperate in the defence or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party assumes the defence of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party’s prior written consent (which consent shall not be unreasonably withheld). If the indemnifying party assumes the defence of a Third Party Claim, the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim, which releases the indemnified party completely in connection with such Third Party Claim and that would not otherwise adversely affect the indemnified party.

(c) Other Claims. In the event any indemnified party should have a claim against any indemnifying party under Section 9.1 or 9.2 that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying party. The failure by any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have to such indemnified party under Section 9.1 or 9.2, except to the extent that the indemnifying party demonstrates that it has been materially prejudiced by such failure.

9.4	Tax Matters

The Purchaser acknowledges that neither the Vendor nor the Parent or any of their respective employees or Affiliates has rendered any tax advice related to the receipt by the Purchaser of payments pursuant to the Purchase Agreement and that neither the Vendor nor the Parent or any of their respective employees or Affiliates has provided any representation regarding the application of the tax law of any jurisdiction to the Purchaser in connection with the receipt of such payments. Neither the Vendor nor the Parent or any of their respective employees or Affiliates shall be liable or otherwise incur an obligation to the Purchaser or its Affiliates as a result of any tax liabilities (including any penalties or fines) incurred by the Purchaser or its Affiliates arising out of, or resulting from, the Purchaser’s tax planning in connection with the consummation of the transaction contemplated herein; provided, however, that the foregoing shall not relieve the Vendor and the Parent of any obligation arising under Section 9.1(a).

ARTICLE 10

GUARANTEE OF VENDOR’S OBLIGATIONS

10.1	Guarantee

The Parent hereby absolutely, unconditionally and irrevocably guarantees to the Purchaser, during the Term, the punctual and complete fulfillment and performance when due of all of the Vendor’s (including its successors and permitted assignees) obligations under this Agreement and the Security Agreement, including any obligations that accrued after the filing of a bankruptcy petition or the commencement of a bankruptcy proceeding, notwithstanding any automatic stays or other laws that limit the accrual of obligations post-filing or post-commencement (for purposes of this Article 10, the “Guarantee”).

10.2	Guarantee Binding

The liability of the Parent under the Guarantee shall be binding upon the Parent and its successors and permitted assigns, shall not be subject to any counterclaim, set-off, deduction or defence based upon any claim that the Parent may have against the Purchaser under this Agreement or otherwise and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, any circumstance or condition whatsoever (whether or not the Parent shall have any knowledge or notice thereof) that might otherwise constitute a legal or equitable discharge or defence of a guarantor (including the insolvency or bankruptcy of the Vendor); provided, however, that any claim of the Purchaser under this Guarantee against the Parent shall be subject to, and the Parent shall have available to it in defence of any such claim, any and all of the Vendor’s rights and defences, whether arising under this Agreement, the other Closing Documents or otherwise, in respect of any such claim, other than those defences in respect of good standing, valid existence, corporate capacity, due authorization, due execution or delivery and, as noted above, financial condition of the Vendor.

10.3	Costs and Expenses

To the extent Vendor is unable to financially satisfy any claims determined to be due and owing to Purchaser, the Parent shall pay all costs and expenses (including legal fees and expenses) reasonably incurred by or on behalf of the Purchaser in enforcing the obligations of the Parent under this Guarantee.

10.4	Subrogation

To the extent of any payment by the Parent to the Purchaser under this Guarantee, the Parent shall succeed to all corresponding claims that the Purchaser may have and otherwise shall be subrogated to the rights of the Purchaser against the Vendor in respect thereof.

10.5	Enforcement

The Purchaser shall first seek to enforce the Obligations against the Vendor before seeking to enforce this Guarantee, but the Purchaser shall not be required to exhaust all of its remedies against the Vendor before enforcing this Guarantee.

ARTICLE 11

MISCELLANEOUS

11.1 Further Assurances

After the Closing, from time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents, certificates and instruments, and shall take, or cause to be taken, all such further or other actions, as such other party may deem reasonably necessary, desirable or appropriate to carry out all of the provisions of this Agreement and to consummate all of the transactions contemplated by this Agreement.

11.2 Specific Performance

Each of the parties hereto acknowledges that the other party may have no adequate remedy at law if it fails to perform any of its obligations under this Agreement. In such event, each of the parties agrees that the other party shall have the right, in addition to any other rights it may have (whether at law or in equity), to pursue equitable remedies such as injunction and specific performance of this Agreement.

11.3	Notices

All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent electronically, by facsimile or e-mail (with proof of electronic transmission), or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand, facsimile or e-mail, or if mailed, three Business Days after mailing (one Business Day in the case of express mail or overnight service), as follows:

(a)	if to the Purchaser:

Drug Royalty L.P. 3

c/o Drug Royalty Corporation Inc.

Suite 3120, Royal Bank Plaza

Toronto, ON

Canada M5J 2J3

Attention of:	Behzad Khosrowshahi
Fax No.:	(416) 863-5161
E-mail:	bk@drugroyalty.com

with a copy (which shall not constitute notice) to:

Davies Ward Phillips & Vineberg LLP

P.O. Box 63

Suite 4400, 1 First Canadian Place

Toronto, ON

Canada M5X 1B1

Attention of:	Gillian R. Stacey
Fax No.:	(416) 863-0871
E-Mail:	gstacey@dwpv.com

(b)	if to the Vendor:

NPS Allelix Corp.

c/o Blake, Cassels & Graydon LLP

199 Bay Street

Suite 2800, Commerce Court West

Toronto ON M5L 1A9

Canada

Attention of:	Chris Hale
Fax No.:	(416) 863-2653

with a copy to the Parent

(c)	if to the Parent:

NPS Pharmaceuticals Inc.

Morris Corporate Center 1

4th Floor, Building B

300 Interpace Parkway

Parsippany, New Jersey 07054

United States of America

Attention of:	Vice-President, Corporate Development
Fax No.:	(973) 316-6463

with a copy to (at the above-noted address):

Attention of:	General Counsel
Fax No.:	(973) 316-6463

or to such other address or addresses as any party may from time to time designate by notice as provided herein.

11.4	Successors and Assigns

This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties hereto. This Agreement may not be assigned in whole or in part by any party without the prior written consent of the other parties; provided, however, that: (a) the Purchaser may assign this Agreement in whole or in part without the prior written consent of the Vendor or the Parent: (i) by way of security to a financial institution or other lender, (ii) to any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Purchaser, (iii) to a special purpose vehicle created to be bankruptcy remote or for financing purposes or (iv) as part of a sale of a material part of the Purchaser, in any case whether by way of reorganization or otherwise, provided only that any such assignee shall have, or have access to, funding sufficient to permit it to meet its obligations hereunder, and the Purchaser shall give prompt notice of any such assignment to the Vendor and the Parent within 10 Business Days after the occurrence thereof; and (b) the Vendor may assign this Agreement in whole or in part without the prior written consent of the Purchaser to any Affiliate that is organized under the laws of Canada, any province of Canada or any state in the United States of America to which the License Agreement, the Distribution Agreement, the Patent 151 License and the Patents are also assigned in accordance with Sections 7.2(b) and 7.4(e), respectively, provided that such assignment could not reasonably be expected to result in or give rise to a material adverse effect on the validity or enforceability of this Agreement or the rights or remedies of the Purchaser hereunder.

11.5	No Partnership

Nothing in this Agreement shall be deemed in any way or for any purpose to constitute either party as a partner of the other party in the conduct of any business. For all purposes of this Agreement, the parties are independent contractors. Except to the limited extent expressly provided in this Agreement, neither party shall have the authority to bind, obligate or represent the other party.

11.6	Entire Agreement

This Agreement, the Nycomed Direction, the Nycomed Consent, the Bill of Sale and the Security Agreements, including the Schedules and Exhibits hereto and thereto, together constitute the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter (including, for certainty, the letter of intent dated April 26, 2007).

11.7	True Sale Security Agreement

(a) The Vendor and the Purchaser intend and agree that the sale, assignment, transfer, conveyance and delivery of the Assigned Rights at the Closing be and is a true sale by the Vendor to the Purchaser that is absolute and irrevocable and that provides the Purchaser with the full benefits of ownership of the Assigned Rights from and after the Closing, and neither the Vendor nor the Purchaser intends the transactions contemplated hereunder to be, or for any purpose to be characterized as, a loan from the Purchaser to the Vendor. The Vendor waives any right to contest or otherwise assert that this Agreement is other than a true sale by the Vendor to the Purchaser under applicable law, which waiver shall be enforceable against the Vendor in any bankruptcy or insolvency proceeding relating to the Vendor. If, notwithstanding the intention of the parties hereto, the sale by the Vendor of the Assigned Rights shall be characterized as a loan and not a sale, or such sale shall for any reason be ineffective or unenforceable, then this Agreement shall be deemed to constitute a security agreement under the PPSA and applicable law. The Vendor consents to the Purchaser filing any PPSA financing statements that in the Purchaser’s determination may be necessary to evidence the Purchaser’s ownership of the Assigned Rights.

(b) Solely as a precaution, in the event a court of competent jurisdiction should hold for any reason that the sale, assignment, transfer, conveyance and delivery to the Purchaser of the Assigned Rights at the Closing is not a “true sale” at law and that the Purchaser only has a security interest in the Assigned Rights, the Vendor hereby grants as continuing security for the due and timely payment and performance by the Vendor of all of its indebtedness, liabilities and obligations (whether direct, indirect, absolute, contingent or otherwise) to the Purchaser arising pursuant to this Agreement or any other Closing Document, a security interest in the Assigned Rights, and this Agreement shall constitute a security agreement for purposes of the PPSA. In furtherance of the foregoing, the Vendor hereby authorizes the Purchaser to authenticate in the name of the Vendor and file one or more PPSA financing statements (or similar documents) with respect to the Assigned Rights to evidence the granting of such security interest, provided that the Purchaser shall provide the Vendor with a reasonable opportunity to review any such PPSA financing statements or similar documents prior to filing. For greater certainty, the Purchaser shall not file this Agreement in connection with the filing of any such PPSA financing statements or similar documents.

11.8	Amendments, Supplements, Waivers

This Agreement may be amended or supplemented only by a written agreement signed by the Purchaser, the Vendor and the Parent. Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

11.9	Severability

If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nevertheless be given full force and effect.

11.10	Governing Law

(a) This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof except as set forth in Sections 5-1401 of the New York General Obligations Law.

(b) Each party hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of the State of New York located in New York County, New York and the U.S. federal district courts in the Southern District of the State of New York.

11.11	Waiver of Jury Trial

Each party hereby waives to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any claim, demand, action or cause of action directly or indirectly arising out of, under or in connection with this Agreement or any transaction contemplated hereby, and each party hereby agrees and consents that any such claim, demand, action or cause of action shall be decided by court trial without a jury, and that either party hereto may file an original counterpart or a copy of this Section 11.11 with any court as written evidence of the consent of the signatories hereto to the waiver of their right to trial by jury. Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other party hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.11.

11.12	Time

Time is of the essence of this Agreement and each of its provisions.

11.13	Counterparts

This Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement. This Agreement may be delivered by either party by facsimile or by electronic delivery and, if so executed and delivered, shall be legally valid and binding on the party executing in such manner.

SIGNING PAGE TO IMMEDIATELY FOLLOW THIS PAGE

IN WITNESS WHEREOF, the parties have executed this Agreement.

NPS ALLELIX CORP.

by
Name:
Title:

NPS PHARMACEUTICALS, INC. (solely for purposes of Article 6, Article 9 and Article 10)

by
Name:
Title:

DRUG ROYALTY L.P. 3, by its General Partner, DRC MANAGEMENT LLC 3

by
Name: Behzad Khosrowshahi
Title: Manager

[Agreement of Purchase and Sale – Signature Page]

SCHEDULE 1.4

TABLE OF CONCORDANCE OF LICENSE AGREEMENT PROVISIONS

Part 1 – Defined Terms

“Licensed Technology” has the meaning specified in the Distribution Agreement, as such definition is supplemented by the SPCs;

“NPS Know-How” means the Know-How (as such term is defined in the Distribution Agreement);

“NPS Trademarks” means the Licensor Trademarks (as such term is defined in the Distribution Agreement);

“Patents” means the Licensor Patents (as such term is defined in the Distribution Agreement), as such definition is supplemented by the SPCs;

“Reports” means the Royalty Reports and the reports or notices under Sections 8.5.1, 8.6.2, 8.6.3, 8.6.4, 8.7.1, 15.9.1, 15.11, 19 and 20 of the Distribution Agreement;

“SPCs” means the supplementary protection certificates listed under the heading “SPC Summary” in Schedule 4.7;

Part 2 – Table of Concordance

Section of License Agreement	Corresponding Section of Distribution Agreement
2.1	2.1
2.11	N/A
4.6	N/A
7.2	15.1
7.3	N/A
7.5	15.2
7.7	15.10
7.8	15.11
7.8.2	15.11.2
7.9	15.9.4
9.7.2, 9.7.3 and 9.8.1 (definition of “Infringement Payment”)	8.6.2, 8.6.3
9.4	N/A
16.1	19.1
16.2	19.2
16.5	19.5
16.6	19.6

SCHEDULE 4.5

GAUTVIK AND ASAHI AGREEMENTS

[*]

SCHEDULE 4.7

PATENTS

[*]

SCHEDULE 4.7(A)

OPINIONS OF COUNSEL

[*]

SCHEDULE 4.8

LITIGATION

[*]

SCHEDULE 7.6(d)

FORM OF PRESS RELEASE

(attached)